Exhibit 4.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES C NON-VOTING PARTICIPATING CONVERTIBLE PREFERRED STOCK
OF
INNOVATE CORP.
The undersigned, Paul K. Voigt, the Interim Chief Executive Officer of INNOVATE Corp. (including any successor in interest, the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify, in accordance with Sections 103 and 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on March 5, 2024:
WHEREAS, the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), authorizes 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), issuable from time to time in one or more series;
WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, the number of shares in each series, the voting powers, if any, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof;
WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a new series of Preferred Stock, set the number of shares constituting such series, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof.
NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates a new series of Preferred Stock, which shall be designated as the “Series C Non-Voting Participating Convertible Preferred Stock” (the “Series C Preferred Stock”) consisting of 35,000 shares, having the preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions relating to such series as follows (certain capitalized terms used herein are defined in Section 12 hereof):
1.    Dividends.
(a)    The holders of shares of the Series C Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board out of funds of the Company legally available therefor, if such shares of Series C Preferred Stock are held of record at the close of business on any record date (each, a “Record Date”) with respect to payment of dividends on the Common Stock, the amount of dividends as set forth below. The amount of dividends payable in respect of each share of Series C Preferred Stock shall be equal to the result obtained by multiplying (a) the number of shares (including fractions) of Common Stock into which such share of Series C Preferred Stock is (or, but for the failure to obtain the Stockholder Approval, would be) convertible on the Record Date by (b) the amount of dividends declared and paid on each share of Common Stock; provided, however, that if the Company declares and pays a dividend on the Common Stock consisting in whole or in part of Common Stock, then no such dividend shall be payable in respect of the Series C Preferred Stock on account of the portion of such dividend on the Common Stock payable in Common Stock and in lieu thereof the anti-dilution adjustment in Section 3(a) below shall apply. No dividend shall be paid or declared on any share of Common Stock (other than dividends payable in Common Stock), unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series C Preferred Stock in an amount determined as set forth above. For purposes hereof, the term “dividends” shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.
(b)    Notwithstanding the foregoing, if dividends are declared in respect of the Common Stock that are payable in rights, options, warrants or other convertible or exchangeable securities (collectively, “Rights”) that entitle the holders thereof to acquire shares of Common Stock, the dividends payable in respect of the Series C Preferred Stock shall consist of substantially identical Rights that instead are convertible into or exercisable or exchangeable for (as the case may be) shares of convertible preferred stock that have substantially identical terms and provisions (determined by the Company in good faith) as the Series C Preferred Stock (the “New Series C Preferred Stock”) and the amount of such dividend payable in respect of each share of Series C Preferred Stock shall be such that the number of shares of New Series C Preferred Stock (and/or fraction(s) thereof) into which or for which such Rights are convertible, exchangeable or exercisable shall equal that number of shares of New Series C Preferred Stock which, if fully converted, would be convertible into the number of shares of Common Stock into which or for which the Rights would have been convertible, exchangeable or exercisable had such dividend been payable to the holders of the Series C Preferred Stock in accordance with paragraph (i) above without regard to this paragraph, and the Conversion Price, exercise price and/or exchange rate thereof shall be determined in a similar manner (determined by the Company in good faith).

2.    Conversion Rights.
(a)    Prior to the receipt of the approval of the Company’s holders of Common Stock in accordance with the rules of the New York Stock Exchange (the “NYSE”, and such approval, the “Stockholder Approval”) of the issuance of Common Stock to holders of the Series C Preferred Stock, each holder of Series C Preferred Stock shall have the right to convert the Series C Preferred Stock held by such holder into such number of shares of Common Stock as described in the succeeding sentence up to an amount permitted by the NYSE rules prior to obtaining Stockholder Approval. The number of shares of Common Stock issuable upon conversion of each share of Series C Preferred Stock shall be equal to the result obtained by dividing (a) $1,000 by (b) the Conversion Price then in effect. Without limiting the foregoing, at any time that a merger, sale of all or substantially all of the assets of the Company or other change of control transaction with respect to the Company and a third party unaffiliated with any holder of the Series C Preferred Stock pursuant to which the Company will be delisted from the NYSE (a “Third Party Sale”) has been publicly announced and is still pending, the Series C Preferred Stock will be provided the notice pursuant to Section 3(d)(iii) below and will have the opportunity to convert the Series C Preferred Stock into Common Stock prior to the consummation of any redemption and any such conversion will be subject to, and conditioned upon, the consummation of such Third Party Sale. Any such conversion shall be deemed effective immediately prior to the consummation of such Third Party Sale.
(b)    Each share of Series C Preferred Stock shall be automatically converted, in whole and not in part, upon receipt of the Stockholder Approval for the issuance of the Common Stock upon such conversion into such number of shares of Common Stock as described in Section 2(a) above, except to the extent that the issuance of such Common Stock to a holder of Series C Preferred Stock would exceed any ownership or issuance limits imposed by the applicable rules and regulations to which the Company is then subject; provided, that any such holder Series C Preferred Stock shall represent to the Company, and provide any necessary evidence requested by the Company, that such holder of Series C Preferred Stock is legally permitted to own and hold, and the Company is permitted to issue, the Common Stock issuable upon such conversion, and such ownership or issuance will not violate the rules and regulations of which the Company is then subject (“Mandatory Conversion”).
(c)    Following the occurrence of the stockholder vote for the Stockholder Approval, each holder of Series C Preferred Stock shall have the right to convert the Series C Preferred Stock held by such holder into such number of shares of Common Stock as described in Section 2(a) above, except to the extent that the issuance of such Common Stock to a holder of Series C Preferred Stock would exceed any ownership or issuance limits imposed by the applicable rules and regulations to which the Company is then subject, including, without limitation, the rules and regulations of the NYSE.
(d)    To convert shares of Series C Preferred Stock pursuant to Section 2(a) or Section 2(c) hereof, a holder must (A) surrender the certificate or certificates (if any) evidencing such holder’s shares of Series C Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or transfer agent for the Series C Preferred Stock, if any, (B) notify the Company at such office that such holder elects to convert Series C Preferred Stock and the number of shares such holder wishes to convert and (C) pay any transfer or similar tax, if required. Such notice referred to in clause (B) above shall be delivered substantially in the following form:
“NOTICE TO EXERCISE CONVERSION RIGHT
The undersigned, being a holder of the Series C Non-Voting Participating Convertible Preferred Stock of INNOVATE, Corp. (the “Series C Preferred Stock”) irrevocably exercises the right to convert ________outstanding shares of Series C Preferred Stock on ____________________, ____, into shares of Common Stock of INNOVATE. Corp. in accordance with the terms of the shares of Series C Preferred Stock, and directs that the shares issuable and deliverable upon the conversion, together with any payment for fractional shares, be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes and similar taxes payable with respect thereto.

The undersigned represents and warrants to INNOVATE, Corp. that the undersigned is legally permitted to own and hold, and the Company is permitted to issue, the Common Stock issuable upon conversion of the Series C Preferred Stock, and such ownership or issuance will not violate the rules and regulations of any applicable regulators.
    Dated: [At least one Business Day prior to the date fixed for conversion]
Fill in for registration of
shares of Common Stock
if to be issued otherwise
than to the registered
holder:

________________________________________
Name

________________________________________
Address

________________________________________ ____________________________________
Please print name and address,    (Signature)
including postal code number
Denominations: ______________________________
(e)    Shares of the Series C Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions following Stockholder Approval of such issuance or, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue to the holders of the Series C Preferred Stock a notice of the conversion specifying the number of shares of Common Stock into which such Series C Preferred Stock have been converted and shall issue and register in the name of such holder the whole number of shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same. Notwithstanding the foregoing, any notice delivered by the Company in compliance with this paragraph (v) shall be conclusively presumed to have been duly given, whether or not such holder of Series C Preferred Stock actually receives such notice, and neither the failure of a holder of Series C Preferred Stock to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the conversion of the Series C Preferred Stock as set forth in this Section 2.
(f)    The Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series C Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all shares of Series C Preferred Stock then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company lawfully to issue such Common Stock upon such conversion.
(g)    No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the Market Price of such fraction as of the close of business on the day of conversion.

(h)    The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.
3.    Anti-Dilution Adjustments.
(a)    If the Company (i) pays a dividend or makes any other distribution on or in respect of the Common Stock payable in Common Stock, (ii) subdivides or combines its outstanding shares of Common Stock into a greater or smaller number of shares, or (iii) issues or distributes any equity securities by reclassification of its Common Stock (other than any issuance constituting a dividend in which the holders of the Series C Preferred Stock participate in accordance with Section 1 above), the Conversion Price shall be adjusted as of the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, so that the holders of the Series C Preferred Stock shall, upon surrender thereafter of any shares of Series C Preferred Stock for conversion, be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series C Preferred Stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification.
(b)    In the case of any consolidation or merger of the Company with another entity, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or any other property or assets, then the holders of Series C Preferred Stock shall thereafter have the right to receive upon surrender thereafter of their shares of Series C Preferred Stock for conversion, such shares of common stock and/or securities and/or other property or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock that would otherwise have been received by such holders had they converted the Series C Preferred Stock immediately prior to the effective date of such merger or consolidation.
(c)    Upon the occurrence of any event described in paragraphs (a) or (b) above, the Company shall promptly provide notice to each holder of Series C Preferred Stock describing such event and the change in the number of shares or other assets or securities issuable upon conversion of the Series C Preferred Stock, setting forth in reasonable detail the method of calculation thereof and the facts upon which such calculation is based.
(d)    The Company shall provide notice to the holders of Series C Preferred Stock stating the proposed record or effective date, as the case may be, if:
(i)    the Company takes any action which would require an adjustment pursuant to paragraphs (a) or (b) above;
(ii)    the Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Company must approve the transaction; or
(iii)    there is a dissolution or liquidation of the Company.
The Company shall provide the notice at least ten (10) days before such date. However, failure to provide such notice or any defect in it shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this paragraph.
4.    Liquidation Preference. In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Company, after there shall have been paid, or set apart for payment, to the holders of the outstanding shares of any class having preference over the Series C Preferred Stock, including the Company’s outstanding Series A-3 Convertible Participating Preferred Stock and Series A-4 Convertible Participating Preferred Stock, the preferential amounts as to which they are respectively entitled, the holders of the Series C Preferred Stock shall be entitled to share ratably with the holders of the Common Stock (and all other classes and series of stock entitled to participate with the Common Stock) in the remaining assets of the Company on the basis that such holders would share if all outstanding shares of Series C Preferred Stock were then converted into Common Stock; provided, that in the event that such payment would be less than $0.001 per share of Series C Preferred Stock, the holders of the Series C Preferred Stock shall instead be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Series C Preferred Stock equal to $0.001 per share (or if less than $0.001 per share is available for distribution in respect of the Series C Preferred Stock, then all such remaining funds shall be distributed pro rata in respect of the Series C Preferred Stock), before any payment or distribution shall be made to the holders of the Common Stock (or any other class or series of stock entitled to participate with the Common Stock). If, upon any liquidation, winding-up or dissolution of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of shares of Series C Preferred Stock or any capital stock ranking on a parity with the Series C Preferred Stock upon liquidation, winding-up or dissolution of the Company, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation nor merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, of the Company.
5.    Redemption.
(a)    At any time prior to conversion of the shares of Series C Preferred Stock into Common Stock, the Company may, at its option, redeem the shares of Series C Preferred Stock, in whole or in part, at a redemption price per share of Series C Preferred Stock in cash and equal to $1,000 plus 8% per annum uncompounded for the period from the issuance date to the Redemption Date (as defined below) (the “Redemption Price”).
(b)    The Series C Preferred Stock shall be redeemed on the sixth (6th) anniversary of the initial issuance of shares of the Series C Preferred Stock at a price per share payable in cash and equal to the Redemption Price, out of funds of the Company legally available therefor.
(c)    At least 10 and not more than 60 days prior to the date fixed for any redemption (the “Redemption Date”), the Company shall provide notice to each holder of record of the Series C Preferred Stock on the record date fixed for such redemption of the Series C Preferred Stock; provided, however, that no failure to give such notice or any defect therein shall affect the validity of the procedure for the redemption of any shares of Series C Preferred Stock except as to the holder to whom the Company has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of the NYSE or any other exchange upon which Series C Preferred Stock may be listed or admitted to trading, such notice shall state:
(i)    that such redemption is being made pursuant to the redemption provisions of Section 5(a), Section 5(b) or Section 5(c) hereof, as applicable;
(ii)    the Redemption Date;
(iii)    the number of shares of Series C Preferred Stock to be redeemed;
(iv)    the Conversion Price then in effect;
(v)    the number of shares of Common Stock to be received by such holder in exchange for such holder’s shares of Series C Preferred Stock which are to be redeemed and the method of calculation thereof; and
(vi)    the place or places where certificates for such shares (if any) are to be surrendered for exchange, including any procedures applicable to redemptions to be accomplished through book-entry transfers.
Upon the delivery of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.
(d)    If notice has been provided in accordance with Section 5(c) above and provided, that at all times prior to the Redemption Date specified in such notice, the Company shall reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the redemption of the Series C Preferred Stock, the full number of shares of Common Stock issuable upon the exchange of the Series C Preferred Stock, then, from and after the Redemption Date, said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series C Preferred Stock. Upon surrender, in accordance with said notice, of the certificates, if any, for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company in exchange for the applicable number of shares of Common Stock determined in accordance with Section 5(a), Section 5(b) or Section 5(c) above, as applicable. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates, if any, shall be issued representing the unredeemed shares without cost to the holder thereof.
(e)    Notwithstanding anything herein or in the Investment Agreement to contrary, the Company shall have no obligation (contingent or otherwise) to purchase, redeem, retire or otherwise acquire for value any shares of the Series C Preferred Stock to the extent that such purchase, redemption, retirement or acquisition would cause the Series C Preferred Stock to constitute indebtedness that is not permitted to be incurred at the time of issuance of such Series C Preferred Stock or that would not be permitted by any then outstanding preferred stock or debt instrument of the Company.
6.    Voting and Consent Rights.
(a)    The holders of record of shares of the Series C Preferred Stock shall have no voting rights, except as prescribed by the General Corporation Law of the State of Delaware, as set forth below in this Section 6, or as may be required by the New York Stock Exchange.
(b)    The Company shall not, without the affirmative consent of the holders of a majority of the shares of Series C Preferred Stock then outstanding consenting as one class:
(i)    amend or otherwise alter this Certificate of Designations (including the provisions of Section 6 hereof) in any manner, that adversely affects in any material respect the specified rights, preferences or privileges of holders of Series C Preferred Stock; provided that no (x) merger or consolidation pursuant to which the Series C Preferred Stock is converted into or exchanged for securities or assets that are the same as the holders of Series C Preferred Stock would have received had they converted such Series C Preferred Stock immediately prior thereto (whether or not Stockholder Approval was obtained) or (y) increase in the amount of Common Stock or Preferred Stock authorized under the Certificate of Incorporation, in either case, shall be deemed to have adversely affected the specified rights, preferences, or privileges of the holders of Series C Preferred Stock;
(ii)    reduce the number of shares of Series C Preferred Stock;
(iii)    reduce the liquidation preference or the Redemption Price;
(iv)    make any share of Series C Preferred Stock payable in any form other than that stated in this Certificate of Designations;
(v)    make any change in the provisions of this Certificate of Designations relating to waivers of the rights of holders of Series C Preferred Stock to receive the liquidation preference and dividends on the Series C Preferred Stock; or
(vi)    make any change in the foregoing amendment and waiver provisions.
(c)     The Company in its sole discretion may without the vote or consent of any holders of the Series C Preferred Stock amend or supplement this Certificate of Designations:
(i)    to cure any ambiguity, defect, omission or inconsistency;
(ii)    to provide for uncertificated Series C Preferred Stock in addition to or in place of certificated Series C Preferred Stock, if any; or
(iii)    to make any change that would provide any additional rights or benefits to the holders of the Series C Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designations of any such holder.
(d)    The consent of the holders of the Series C Preferred Stock will not be required for the Company to increase or decrease the amount of authorized capital stock of any class, including any preferred stock, and such increase or decrease in the amount of such authorized capital stock shall not be deemed to affect adversely the rights, preferences, privileges or special rights of holders of shares of Series C Preferred Stock.
7.    Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Series C Preferred Stock shall have no preemptive rights.

8.    Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
9.    Severability of Provisions. If any preferences and relative, participating, optional and other special rights of the Series C Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as such Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences and relative, participating, optional and other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable preferences and relative, participating, optional or other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no preferences and relative, participating, optional or other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such preferences and relative, participating, optional or other special rights of Series C Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.
10.    Re-issuance of Series C Preferred Stock. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided, that any issuance of such shares as Series C Preferred Stock must be in compliance with the terms hereof.
11.    Mutilated or Missing Preferred Stock Certificates. If any of the Series C Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series C Preferred Stock certificate, or in lieu of and substitution for the Series C Preferred Stock certificate lost, stolen or destroyed, a new Series C Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series C Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series C Preferred Stock certificate and security and/or indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).
12.    Certain Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.
“Closing Price” means, for any Trading Day, the closing bid price for the Common Stock on the NYSE or, if the Common Stock is not quoted on the NYSE, the closing bid price in the over-the-counter market as furnished by any NYSE member firm selected from time to time by the Company for that purpose.
“Commission” means the Securities and Exchange Commission.
“Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Conversion Price” initially means $0.70 and shall be subject to adjustment from time to time pursuant to the terms of Section 3 hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Investment Agreement” means the Investment Agreement, dated as of March 5, 2024, by and between the Company and Lancer Capital LLC.
“Market Price”, per share of Common Stock, on any date, shall mean the previous Trading Day’s Closing Price.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Trading Day” means any day on which the NYSE or other applicable stock exchange or market is open for business.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by Paul K. Voigt, Interim Chief Executive Officer of the Company, this 28th day of March, 2024.

INNOVATE CORP.

By:	/s/ Paul K. Voigt
Name:	Paul K. Voigt
Title:	Interim Chief Executive Officer